UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 25, 2008
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 1 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 25, 2008, Ford Motor Company (“Ford”) signed a sale and purchase agreement (the “Sale and Purchase Agreement”) with Tata Motors Limited (“Tata Motors”).  Under the terms of the transaction, Tata Motors will purchase the Jaguar and Land Rover operations (“Jaguar Land Rover”), comprising 100% of outstanding shares in Jaguar Cars Limited, Land Rover and related companies, and their respective subsidiaries, and certain assets used by Jaguar Land Rover, including ownership rights in, or licenses to use, related intellectual property currently owned by non-transferring companies, and the assets of national sales companies operating within non-transferring companies, for approximately US$2.3 billion in cash payable upon completion.  At completion, Ford will contribute up to approximately US$600 million to the Jaguar Land Rover pension plans.

The transaction is expected to be completed by the end of the second quarter of 2008.  The transaction is subject to customary closing conditions, including receipt of applicable regulatory approvals.

The Sale and Purchase Agreement may be terminated by either party if the other has not complied with its respective completion obligations in all material respects as of the time of completion; by Tata Motors in the event of a material adverse change following signing; or automatically if completion has not occurred by a designated back-stop date.

As part of the transaction, Ford will continue to supply Jaguar Land Rover for differing periods with powertrains, stampings and other vehicle components, in addition to a variety of technologies, such as environmental and platform technologies.  Ford also has committed to provide engineering support, including research and development, and information technology, accounting and other services.

In addition, Ford Motor Credit Company LLC will provide financing for Jaguar and Land Rover dealers and customers during a transitional period, which can vary by market, of up to 12 months.

Item 8.01. Other Events.

Our news release dated March 26, 2008 regarding the sale of Jaguar Land Rover, filed as Exhibit 99.1 to this report, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing
Exhibit 99.1	News Release dated March 26, 2008	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ford Motor Company
(Registrant)

Date: March 26, 2008	By:	/s/ Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Corporate Secretary

EXHIBIT INDEX

Designation	Description
Exhibit 99.1	News Release dated March 26, 2008